KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL
TITANIUM DIOXIDE PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND EUROPE

CRANBURY, NEW JERSEY – June 29, 2009 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold outside of North America and Europe including, among other areas, Asia Pacific, Latin America, Middle East, Africa and Asia.

Effective August 1, 2009, prices for all Kronos titanium dioxide grades sold outside North America and Europe will be increased by a minimum of US$ 100 per metric ton.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.